Exhibit 1.01

2023 Conflict Minerals Report

Lowe’s Companies, Inc. (the “Company” or “Lowe’s”) has included this Conflict Minerals Report as an exhibit to Form SD for the reporting period from January 1 to December 31, 2023, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended. Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Lowe’s and its consolidated subsidiaries.

I.    Overview
Lowe’s has developed and implemented a reasonable and documented due diligence process, consistent with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and accompanying Supplements (the “OECD Guidance”), to determine the source and chain of custody of columbite-tantalite (also known as coltan), cassiterite, wolframite, gold and their derivatives tantalum, tin and tungsten (collectively, “3TG”) that are necessary to the functionality or production of products in our private brand product portfolio, and specifically, whether any 3TG originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

Based on the due diligence steps described in Section IV, we found no reason to believe that the products in our private brand product portfolio were manufactured with necessary 3TG sourced from smelters or refiners (“SORs”) that directly or indirectly financed or benefited armed groups within the Covered Countries.

II.     Product Description

Lowe’s evaluated the application of the terms “manufacture” and “contract to manufacture” (as used in Rule 13p-1) as they relate to the Company’s products, including products over which the Company may have specific influence in the manufacturing process and so may be products the Company is deemed to have “contracted to manufacture.” We then identified product groups for which 3TG may be necessary to the functionality or production. Lowe’s determined (i) it may have specific influence in the manufacturing process of, and therefore be deemed to have “contracted to manufacture,” certain products in our private brand product portfolio and (ii) these products in our private brand product portfolio may include 3TG that is necessary to the functionality or production of those products (the “Covered Products”). The Covered Products are identified in the product groups listed in Attachment A to this Conflict Minerals Report.

III.     Reasonable Country of Origin Inquiry

Lowe’s conducted a good faith reasonable country of origin inquiry (“RCOI”) on the source and chain of custody of the 3TG in the Covered Products by sending out the Conflict Minerals Reporting Template (“CMRT”) and reviewing smelter certifications through our membership in the Responsible Minerals Initiative (“RMI”), that we believe was reasonably designed to determine whether any of the necessary 3TG that may be contained in the Covered Products originated in the Covered Countries or came from recycled or scrap sources.

We do not directly source minerals from SORs or mines, nor do we have direct knowledge of the country of origin and chain of custody of 3TG in our supply chain. Our supply chain is complex and there are many intermediaries between us and mines from which participants in our supply chain source minerals. As a result, we must rely on our direct vendors and suppliers for information relating to the 3TG in the products we source from them, who in turn often similarly rely on their own vendors and suppliers as they too are often far removed from the actual source of any 3TG.

In conducting the RCOI, Lowe’s solicited information from vendors who supplied the Covered Products to Lowe’s for which 3TG may be necessary to the functionality or production regarding the inclusion of 3TG in those products including, but not limited to, the country of origin of the 3TG. For this process, Lowe’s used the CMRT published by the RMI, formerly the Conflict-Free Sourcing Initiative.

As a result of the RCOI, Lowe’s has reason to believe that certain of the necessary 3TG that may be contained in the Covered Products may have originated in the Covered Countries. Lowe’s therefore conducted further due diligence on the source and chain of custody of the necessary 3TG that may be contained in the Covered Products.

Based on the due diligence described below, Lowe’s believes the facilities used to process the necessary 3TG that may be in the Covered Products include 107 different SORs, 92 of which are RMAP Conformant (as defined below). None of the remaining 15 SORs, which are not RMAP Conformant, are located in the Covered Countries.

IV.    Due Diligence

Due Diligence Design

The design of the Company’s due diligence framework conforms to the five steps of the OECD Guidance.

Due Diligence Measures Performed

OECD Guidance Step 1 - Establish Strong Company Management Systems. Lowe’s Conflict Minerals Compliance Program is under the leadership of the Senior Vice President, Global Merchandising and the Executive Vice President, Merchandising, to whom the Responsible Sourcing team provides updates regarding the program results. The compliance program is administered by the Responsible Sourcing team, which works closely with various internal departments and external vendors to manage the process of supply chain due diligence to fulfill Lowe’s 3TG reporting and disclosure requirements. The Responsible Sourcing team engages with stakeholders both internally and externally, conducts internal training and educational sessions, and collects and analyzes data to establish the source and chain of custody of 3TG in the Lowe’s supply chain. The findings and results of the due diligence process are discussed with the Executive Vice President, Merchandising, the Executive Vice President, Chief Legal Officer and Corporate Secretary, and the Chief Compliance Officer and the due diligence framework and findings as contained in this Conflict Minerals Report are reported to the Sustainability Committee of the Lowe’s Board of Directors.

Lowe’s is committed to sourcing materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries. Lowe’s has adopted a Conflict Minerals Policy and communicated the principles thereof to its vendors and the public. The principles of the Lowe’s Conflict Minerals Policy are included in Lowe’s Vendor Code of Conduct, which applies to all vendors who provide services and goods to Lowe’s or any of its subsidiaries. In addition, Lowe’s Conflict Minerals Policy is publicly available on the Company’s website at: https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-conflict-minerals-policy. Our management systems include education, engagement and oversight regarding these principles, which are overseen by the Responsible Sourcing team. Accordingly, we expect our vendors to (i) source materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries, (ii) work with us to determine the potential use of 3TG in our supply chain and (iii) conduct the necessary due diligence and provide us with proper verification of the source of materials used in their products. The Vendor Code of Conduct also details how to file a grievance with the Company and is publicly available at the following website:

https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-vendor-code-conduct

OECD Guidance Step 2 - Identify and Assess Conflict Mineral Risk in the Supply Chain. Lowe’s established an internal Conflict Minerals Compliance Program, which included the creation of the Company’s Conflict Minerals Policy. The Responsible Sourcing team met with representatives from various departments within Lowe’s, identified product groups for which 3TG may be necessary to the functionality or production, as described above, and mapped the products within these product groups to their respective vendors in the supply chain. Based on interviews with representatives from various departments, the Responsible Sourcing team initially evaluated approximately 13,000 products in the private brand product portfolio which were sourced from approximately 504 vendors to determine whether 3TG may be necessary to the functionality or production of such Covered Products. Following this initial evaluation, 161 vendors of approximately 3,744 Covered Products received a notification describing the Company’s Conflict Minerals Compliance Program requirements, expectations, and a link to the 3TG survey. Thereafter, using the CMRT, the Responsible Sourcing team solicited information from those vendors regarding the inclusion of 3TG in the Covered Products they supply to Lowe’s including, but not limited to, the mine or country of origin of such 3TG.

Non-responsive suppliers received multiple follow-up emails reminding them of the Company’s initial survey response target date in an effort to encourage completion of the CMRT. The Responsible Sourcing team worked directly with non-responsive suppliers to identify any issue the suppliers had in completing and returning the CMRT.

Lowe’s received CMRT responses from all vendors surveyed, or 100% of the population of Covered Products surveyed.

OECD Guidance Step 3 - Design and Implement a Strategy to Respond to Identified Conflict Minerals Risks. The Responsible Sourcing team evaluated all CMRT responses for accuracy and consistency. Additionally, the Responsible Sourcing team contacted vendors to address issues with the accuracy of their statements regarding the lack of presence of 3TG in their in-scope products, incomplete data, or non-identification of a SOR. If a SOR was identified, the Responsible Sourcing team determined whether the SOR was certified as “compliant” or the equivalent by the RMI (referred to as “RMAP Conformant”). The Responsible Sourcing team also developed a CMRT training document for vendors to reference in order to provide Lowe’s with confidence of the quality and depth of a vendor’s due diligence in their own supply chain.

In addition to the reporting system in place discussed in Step 1, the Responsible Sourcing team adopted a risk assessment procedure, pursuant to which the Responsible Sourcing team will, based on the 3TG results identified in Step 2, analyze, and evaluate vendor responses against an established list of risk indicators to identify potential risks within the Company’s supply chain and re-evaluate the Company’s standard operating procedure to identify and act upon such risks.

OECD Guidance Step 4 - Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain. In connection with our due diligence, Lowe’s uses and relies upon information made available by the RMI concerning its independent third-party audits of SORs to determine whether the SOR is RMAP Conformant. Through its membership in the RMI, Lowe’s supports industry-level implementation of independent third-party audits of SORs.

OECD Guidance Step 5 - Report on Supply Chain Due Diligence. Lowe’s files a Form SD and Conflict Minerals Report with the Securities and Exchange Commission (the “SEC”).

V.     Independent Private Sector Audit In accordance with guidance issued by the SEC on April 29, 2014, Lowe’s is not required to submit, and is not submitting, an audit report of this Conflict Minerals Report prepared by an independent private sector auditor.

VI.     Due Diligence Results Within the Conflict Minerals Policy, Lowe’s encourages all of our vendors to use RMAP Conformant SORs if they source from the Covered Countries. Based on information provided in vendor surveys and our own reasonable due diligence efforts, we believe the facilities used to process the necessary 3TG that may be in the Covered Products include 107 different SORs. Those SORs and their respective country locations are set forth in Attachment B to this Conflict Minerals Report. Based on a review of the RMI SOR database, 92 of these SORs are RMAP Conformant, which accounts for approximately 86% of the 107 SORs. Where applicable, Lowe’s notifies vendors that they source 3TG from SORs that are not RMAP Conformant. We have no reason to believe any of the 15 SORs that are not RMAP Conformant sourced necessary 3TG from the Covered Countries.

SORs Verified as RMI Certified
Tin	52 of 63 (83%)
Tantalum	2 of 2 (100%)
Tungsten	2 of 4 (50%)
Gold	36 of 38 (95%)
Total	92 of 107 (86%)

Based on information provided by vendors, as well as from the RMI, we believe the countries of origin of the necessary 3TG in the Covered Products include the countries listed in Attachment C. Vendors provided information on 20 countries of origin.

VII.    2024 Compliance Activities Lowe’s intends to undertake the following steps during 2024 to improve our due diligence to further mitigate any risk that the necessary 3TG that may be in our Covered Products benefit armed groups in the Covered Countries, including:
•Continue to engage the Company’s supply chain to obtain current, accurate, and complete information about the supply chain and implement responsible sourcing, including continuing to encourage all of our vendors to use RMAP Conformant SORs;
•Continue training internal teams regarding 3TG and our due diligence process;
•Continue to work with the RMI to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance; and

•Continue to monitor supply chain developments in the Covered Countries, as well as other similar supply chain issues and SOR improvements, including a review of previously non-RMAP Conformant SORs to determine if they are now RMAP Conformant.

VIII.    Disclosure Regarding Forward-Looking Statements

This Conflict Minerals Report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, and similar expressions are forward-looking statements. Forward-looking statements involve, but are not limited to, statements about Lowe’s expected future vendor due diligence and engagement efforts and development of related processes. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, regulatory changes and judicial developments relating to conflict minerals disclosure; changes in our supply chain or products; and industry developments relating to supply chain diligence, disclosure, and other practices. Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

Attachment A

Product Groups

The following product groups include Covered Products subject to the due diligence described in the Conflict Minerals Report:

Applicators	Mini Pendants
Bath Décor	Mirrors
Bath Fans	Outdoor Heat
Bath Faucets	Paint Sprayers
Bath Organization & Accessories	Paint Tools
Bath Safety	Patio
Bath Storage	Plastic Storage
Bathing	Plumbing Tools
Battery Mowers	Pool Tools
Cabinet Hardware	Portable Electric Heat
Caulk	Portable Tool Storage
Ceiling Fans	Screwdrivers
Chainsaws & Polesaws	Shelving
Chandeliers	Shower Doors
Closet Accessories	Showering Products
Closet Organization	Snowblowers
Construction & Utility Heat	Special Order Sales (“SOS”) Bath Décor
Construction Adhesives	SOS Bath Organization & Accessories
Cordless Drills & Combo Kits	SOS Bath Safety
Countertops – Custom	SOS Closet Organization
Curtains Rods Rings & Liners	SOS Décor Lighting
Décor Shelving	SOS Faucets
Disposers	SOS Garden Hardlines
Drain Cleaning Tools	SOS Indoor Furniture
Drapery Hardware	SOS Medicine Cabinets & Vanity Mirror
Electrical Tools & Testers	SOS Plastic Storage
Fans & Misting	SOS Shower Doors
Flashlights	SOS Snowblowers & Accessories
Floor Care & Rentals	SOS Vanities
Flooring Tools	SOS Vanity Tops
Grills	Stock Cabinets
Hammers, Prybars & Cold Chisels	Stock Laminate Flooring
Handheld Cutting & Grinding	Striking Tools
Hedge Trimmers & Edgers	String Trimmers & Augers
Indoor Furniture	Tabletop
Interior Wall Panels	Timers & Surge Protectors
Kitchen Faucets	Toilets
Kitchen Organization	Track Lighting
Kitchen Sinks	Tubular Drains & Strainers
Ladders	Utility Knives
Lattice & Decorative Screening	Vanities
Lawn & Garden Tools	Vanity Lighting
Leaf Blowers	Vanity Tops
Light Bulbs	Wall Décor
Measuring Tools	Watering
Medicine Cabinets & Vanity Mirrors	Wheelbarrows & Carts

Attachment B

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	Alpha *	United States
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd. *	China
Tin	China Tin Group Co., Ltd. *	China
Tin	CRM Synergies *	Spain
Tin	CV Venus Inti Perkasa *	Indonesia
Tin	Dowa *	Japan
Tin	EM Vinto *	Bolivia
Tin	Estanho de Rondonia S.A. *	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda. *	Brazil
Tin	Fenix Metals *	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China
Tin	Jiangxi New Nanshan Technology Ltd. *	China
Tin	Luna Smelter, Ltd. *	Rwanda
Tin	Magnu’s Minerais Metais e Ligas Ltda. *	Brazil
Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.*	United States
Tin	Metallo Belgium N.V. *	Belgium
Tin	Metallo Spain S.L.U. *	Spain
Tin	Mineração Taboca S.A. *	Brazil
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	Modeltech Sdn Bhd	Malaysia
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	Operaciones Metalurgicas S.A. *	Bolivia
Tin	PT Aries Kencana Sejahtera *	Indonesia
Tin	PT Artha Cipta Langgeng *	Indonesia
Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
Tin	PT Babel Inti Perkasa *	Indonesia
Tin	PT Babel Surya Alam Lestari *	Indonesia
Tin	PT Bangka Serumpun *	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah *	Indonesia
Tin	PT Menara Cipta Mulia *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Premium Tin Indonesia *	Indonesia
Tin	PT Prima Timah Utama *	Indonesia

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	PT Refined Bangka Tin *	Indonesia
Tin	PT Sariwiguna Binasentosa *	Indonesia
Tin	PT Stanindo Inti Perkasa *	Indonesia
Tin	PT Timah Tbk Kundur *	Indonesia
Tin	PT Timah Tbk Mentok *	Indonesia
Tin	PT Tinindo Inter Nusa *	Indonesia
Tin	Resind Indústria e Comércio Ltda. *	Brazil
Tin	Rui Da Hung *	Taiwan
Tin	Shenzen Hongxingda Solder Products Co.	China
Tin	Soft Metais Ltda. *	Brazil
Tin	Thaisarco *	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd. *	China
Tin	Tin Technology & Refining *	United States
Tin	White Solder Metalurgia e Mineracao Ltda. *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd. *	China
Tin	Yushan Xuang Dajin Metalwork Ltd.	China
Tin	Zhuzhou Smelter Group Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd. *	China
Tantalum	Jiangxi Tuohong New Raw Material *	China
Tantalum	KEMET de Mexico *	Mexico
Gold	Allegemeine Gold-und Silberscheideanstalt A.G. *	Germany
Gold	AngloGold Ashanti Corrego do Sitio Mineracao *	Brazil
Gold	Argor-Heraeus S.A. *	Switzerland
Gold	Asahi Refining Canada Ltd. *	Canada
Gold	Asahi Refining USA Inc. *	United States
Gold	Aurubis AG *	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Philippines
Gold	Boliden AB *	Sweden
Gold	C. Hafner GmbH + Co. KG *	Germany
Gold	CCR Refinery – Glencore Canada Corporation *	Canada
Gold	Chimet S.p.A. *	Italy
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Dowa *	Japan
Gold	Heimerle + Meule GmbH *	Germany
Gold	Heraeus Metals Hong Kong Ltd. *	China
Gold	Heraeus Precious Metals GmbH & Co. KG *	Germany
Gold	Istanbul Gold Refinery *	Turkey
Gold	JX Nippon Mining & Metals Co., Ltd. *	Japan
Gold	Kennecott Utah Copper LLC *	United States
Gold	Korea Zinc Co., Ltd. *	South Korea
Gold	Metalor Technologies (Hong Kong) Ltd. *	China
Gold	Metalor Technologies (Singapore) Pte., Ltd. *	Singapore
Gold	Metalor Technologies (Suzhou) Ltd. *	China

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Metalor Technologies S.A. *	Switzerland
Gold	Metalor USA Refining Corporation *	United States
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V. *	Mexico
Gold	Mitsubishi Materials Corporation *	Japan
Gold	PAMP S.A. *	Switzerland
Gold	Royal Canadian Mint *	Canada
Gold	Samduck Precious Metals	South Korea
Gold	Shandong Gold Smelting Co., Ltd. *	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
Gold	T.C.A S.p.A. *	Italy
Gold	Tanaka Kikinzoku Kogyo K.K. *	Japan
Gold	Torecom *	South Korea
Gold	Umicore S.A. Business Unit Precious Metals Refining *	Belgium
Gold	United Precious Metal Refining, Inc. *	United States
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	China
* Smelter or refiner certified RMAP Conformant by the Responsible Minerals Initiative

Attachment C

Countries of Origin

Bolivia	Malaysia
Brazil	Mexico
Canada	North Kivu Province, DRC*
Chile	Peru
China	Rwanda*
Germany	South Korea
India	Spain
Indonesia	Sweden
Italy	Turkey
Japan	USA

* Mines located within the Covered Countries with 3TG processed by RMAP Conformant SORs